Exhibit 107.1

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Versant Media Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share	Rule 457(c) and (h)	2,000,000	$38.31	$76,620,000	$138.10 per $1,000,000	$10,581.23
Total Offering Amounts					$76,620,000		$10,581.23
Total Fee Offsets							$—
Net Fee Due							$10,581.23

(1)    This Registration Statement on Form S-8 covers (i) 2,000,000 shares of Class A Common Stock authorized to be issued under the Versant Media Group, Inc. Employee Stock Purchase Plan (the “Plan”), and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminate number of additional securities as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Plan. The price per share with respect to shares of Class A Common Stock issuable under the Plan was calculated in accordance with Rule 457(c) and (h) of the Securities Act for purposes of calculating the registration fee based on the average of the high and low price of the Class A Common Stock on September 8, 2026.